Exhibit 10.2
SECOND AMENDMENT TO
CA, INC. 2003 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
     THIS AMENDMENT (the “Amendment”) is made effective November 5, 2009 by CA, Inc. (the “Company”).
WITNESSETH:
     WHEREAS, the Company maintains the CA, Inc. 2003 Compensation Plan for Non-Employee Directors (the “Plan”);
     WHEREAS, the Company desires to amend the Plan in order to revise the definition of “Director Service Year” to change such period to a calendar year; and
     WHEREAS, the Company reserves the right to amend the Plan from time to time.
     NOW, THEREFORE, the Plan is hereby amended as follows:
Section 2.09: Beginning on the date of the 2010 Annual Meeting, “Director Service Year” shall coincide with the calendar year and starting on January 1, 2011 shall mean, with respect to an Eligible Director, the period beginning on the later of (i) January 1st or (ii) the date such Eligible Director is first deemed to be a member of the Board (as determined in accordance with Section 2.11) and ending on the earlier of (x) December 31st of the same calendar year or (y) the date the Eligible Director ceases to be an Eligible Director for any reason. For the period of time following the 2010 Annual Meeting through December 31, 2010, “Director Service Year” shall mean, with respect to an Eligible Director, the period beginning on the later of (i) the date of the 2010 Annual Meeting or (ii) the date such Eligible Director is first deemed to be a member of the Board (as determined in accordance with Section 2.11) and ending on the earlier of (x) December 31, 2010 or (y) the date the Eligible Director ceases to be an Eligible Director for any reason. For purposes of the Plan, a Director Service Year in respect of an Eligible Director may be less than one year.
IN WITNESS WHEREOF, the Company has caused this Second Amendment to the 2003 Plan to be executed by its duly authorized officer to be effective as of the date hereof.

CA, INC.
By:	/s/ Andrew Goodman